Execution Version\

Exhibit 10.1
APYX MEDICAL CORPORATION.
5115 Ulmerton Road
Clearwater, Florida 33760
May 7, 2024
Via Email
Mr. Stavros G. Vizirgianakis
99 Boulevard du Jardin
Exotique, Monaco 98000
Dear Mr. Vizirgianakis:
The Board of Directors (the “Board”) of Apyx Medical Corporation (the “Company”) has considered appointing you as a director (in such capacity, you are referred to herein as the “First New Director”) to fill the vacancy on the Board which will be created by the retirement of Andrew Makrides, the Company’s current Chair of the Board. Subject to your agreement with the terms and conditions set forth in this letter agreement (the “Letter Agreement”), the Board will appoint you as the First New Director to fill the newly-created vacancy. The term “you” (and related terms “your” and “yours”) as used in this Letter Agreement refers to Stavros G. Vizirgianakis, solely in his capacity as a stockholder of the Company and not in his capacity as a Board member of the Company. The Company and you are collectively referred to herein as the “parties” or individually as a “party.”
Terms used but not defined in this Letter Agreement have the meanings set forth in Exhibit A to this Letter Agreement.
1.Directorship.
(a)Immediately upon the execution of this Letter Agreement, the Board shall (i) accept the resignation of Andrew Makrides as a Director and Chair of the Board, in connection with his retirement from the Board, (ii) appoint Stavros G. Vizirgianakis as a member of the Board, as the First New Director, to fill the vacancy created by Mr. Makrides’s retirement, and (iii) take all steps necessary to appoint the First New Director as the new Chair of the Board.
(b)The Company will, in connection with the Company’s 2024 Annual Meeting of Stockholders (the “2024 Annual Meeting”): (i) cause the Company’s slate of director nominees standing for election, and recommended by or on behalf of the Board, to include the First New Director at such meeting; and (ii) solicit proxies in favor of and otherwise support and promote the election of the First New Director as a director of the Company at such meeting in a manner no less favorable than the manner in which the Company supports and promotes its other Board nominees for election at such meeting.

(c)The Company will employ its reasonable best efforts to (i) hold the 2024 Annual Meeting no later than August 31, 2024 and (ii) hold the Company’s 2025 Annual Meeting of Stockholders (the “2025 Annual Meeting”) within thirteen (13) months of the 2024 Annual Meeting.
(d)The First New Director, upon appointment to the Board, will serve on the same basis as all other non-employee directors of the Company and be given the same due consideration for membership on any committees of the Board as any other independent director.
(e)The First New Director shall be entitled to receive the same compensation, benefits, reimbursement, indemnification and insurance coverage for his service as a director as the other non-employee directors of the Company. For so long as the Company maintains directors’ and officers’ liability insurance, the Company shall include the First New Director as an “insured” for all purposes under such insurance policy for so long as the First New Director is a director of the Company and for the same period as for other former directors of the Company following the time during which the First New Director ceases to be a director of the Company.
2.Additional Director.
(a)After six (6) months from the date of this Letter Agreement, and if (i) the First New Director has served as a director on the Board continuously since the date of this Letter Agreement and (ii) the number of your Net Long Shares is equal to or greater than five percent (5%) of the outstanding shares of Common Stock, you and the Board will cooperate to identify a mutually acceptable additional director to be appointed to the Board (the “Additional Director”). If the Board and you are not able to identify a mutually acceptable candidate to serve as the Additional Director by the date that is nine (9) months from the date of this Letter Agreement, then the Board, subject to Section 2(b) below, will take all actions reasonably necessary to identify a new independent director in lieu of such Additional Director for appointment or nomination for election to the Board, in accordance with the Board’s internal procedures and consistent with the corporate governance guidelines and other applicable policies of the Company. The Board will consider in good faith any recommendations provided to the Board by you in respect of such new independent director.
(b)In addition to any other qualifications mutually agreed upon by the parties, the Additional Director must (i) be reasonably acceptable to both the Board and you, (ii) be qualified to serve as a member of the Board under the Company’s corporate governance guidelines, code of business conduct and ethics, confidentiality and trading policies and guidelines and any other policies applicable to non-employee directors of the Company, as in effect from time to time, (iii) meet the independence requirements with respect to the listing rules of Nasdaq and all applicable rules of the U.S. Securities and Exchange Commission (the “SEC”), (iv) have complied with the Company’s procedures for new director candidates (including the full completion of a director’s and officer’s questionnaire in the form required by the Company and having undergone a customary background check), (v) have no material relationship with you or your Affiliates (as reasonably determined by the Board) and (vi) serve on no more than a total of three (3) other public company boards of directors. Upon becoming a member of the Board, the Additional Director will have such rights and privileges, and will be bound by such terms and conditions, as agreed to between the Additional Director and the Company.
(c)You agree and acknowledge that the Board or any committee thereof, in the exercise of its fiduciary duties and in accordance with applicable law, may recuse the First New Director from any portion of a Board or committee meeting, and restrict access to information of the Company, to the extent relating to the exercise of any of the Company’s rights or enforcement of any of the obligations under this Letter Agreement and any action taken in respect of, or in response to actions taken or proposed by you with respect to, the Company. For the avoidance of doubt, the First New Director will be obligated to consider in good faith, to the same extent as any other director of the Company, recusal from any Board or committee meeting in the event there is any other actual or potential conflict of interest between the First New Director, on the one hand, and the Company or other stockholders of the Company, on the other hand.
3.Standstill.
(a)Effective as of the date of this Letter Agreement and continuing so long as you remain the First New Director and until the close of the 2025 Annual Meeting (the “Standstill Period”), except as otherwise provided in this Letter Agreement or pursuant to express written invitation or authorization by the Board, you (and for clarity and the avoidance of any doubt, you, in your capacity as a stockholder of the Company and not as a director of the Company) shall not, and shall cause your Affiliates or Associates not to, directly or indirectly:
(i)acquire, offer or seek to acquire or agree to acquire (except by way of stock dividend, or other distribution or offerings made available to holders of Voting Securities generally on a pro rata basis or pursuant to an Extraordinary Transaction as approved by the Board), any beneficial ownership or record ownership of any shares of the Company’s Common Stock in excess of nine and nine tenths (9.9%) of the number of shares of Common Stock then issued and outstanding (the “Standstill Limit”);

(ii)(1) knowingly solicit, or participate in any “solicitation” of “proxies” or become a “participant,” in each case in any “election contest” (as such terms are used in the proxy rules promulgated by the U.S. Securities and Exchange Commission pursuant to Section 14A of the Exchange Act, including any solicitations of the type contemplated by Rule 14a-2(b) promulgated under the Exchange Act) with respect to the Company; or (2) knowingly initiate, encourage or participate in any “vote no,” “withhold” or similar campaign conducted by a Person other than the Board with respect to any proposal for consideration, or other business brought before, any meeting of stockholders of the Company;
(iii)initiate, propose or otherwise “solicit” (as such term is used in the proxy rules of the SEC, including any solicitations of the type contemplated by Rule 14a-2(b) promulgated under the Exchange Act) the Company’s stockholders for the approval of any shareholder proposal, whether made pursuant to Rule 14a-4 or Rule 14a-8 promulgated under the Exchange Act, or otherwise, or cause or knowingly encourage any Person to initiate or submit any such shareholder proposal;
(iv)communicate with the Company’s stockholders or others with respect to the Company pursuant to Rule 14a-1(l)(2)(iv) promulgated under the Exchange Act;
(v)(1) seek, alone or in concert with others, election or appointment to, or representation on, the Board; (2) nominate or propose the nomination of, or recommend the nomination of, or knowingly encourage any Person to nominate or propose the nomination of or recommend the nomination of, any candidate to the Board; or (3) seek, alone or in concert with others, or knowingly encourage any Person to seek, the removal of any member of the Board;
(vi)(1) call or seek to call a special meeting of Company’s stockholders, or encourage any Person to call a special meeting of Company’s stockholders; (2) initiate or seek to initiate action by written consent of stockholders; or (3) make a request for any stockholder list or other records of Company;
(vii)make a request for books and records of the Company under Section 220 of the Delaware General Corporation Law or other statutory or regulatory provision providing for stockholder access to books and records;
(viii)deposit any Voting Securities into a voting trust, arrangement or agreement; or subject any Voting Securities to any voting trust, arrangement or agreement (other than granting proxies in solicitations approved by the Board);
(ix)(1) make any offer or proposal (with or without conditions) with respect to any tender offer, exchange offer, merger, consolidation, acquisition, business combination, sale of all or substantially all of the Company’s assets, restructuring, liquidation, dissolution or similar corporate transaction involving the Company, any of its subsidiaries or any of their respective securities or assets (each, an “Extraordinary Transaction”); (2) solicit any Person not a party to this Letter Agreement (a “Third Party”) to, on an unsolicited basis, make an offer or proposal (with or without conditions) with respect to any Extraordinary Transaction, or knowingly encourage, initiate or support any Third Party in making such an offer or proposal; (3) participate in any way in, either alone or in concert with others, any Extraordinary Transaction; or (4) publicly comment on any Extraordinary Transaction (it being understood that this Section 3(a)(vi) shall not restrict you from tendering shares, receiving payment for shares or otherwise participating in any such Extraordinary Transaction on the same basis as other stockholders of the Company);
(x)institute, solicit, assist or join, as a party, any litigation, arbitration or other proceeding against or involving the Company or any of its current or former directors or officers (including derivative actions) in order to effect or take any of the actions expressly prohibited by this Section 3(a), except that this paragraph will not prevent you from (1) bringing litigation to remedy a breach of or to enforce the provisions of this Letter Agreement; (2) making counterclaims with respect to any proceeding initiated by, or on behalf of, the Company against you; or (3) responding to oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demands or similar processes in connection with any lawsuit, claim, or proceeding before any court or administrative agency or otherwise complying with a validly issued legal process;
(xi)make any public proposal or public request with respect to: (1) any change in the number or term of directors or the filling of any vacancies on the Board; (2) any change in the capitalization or dividend policy of the Company; (3) controlling, influencing or changing the Company’s management, business or corporate structure; (4) any waiver, amendments or modification to the Company’s certificate of incorporation or bylaws; (5) causing a class of securities of the Company to be delisted from, or to cease to be authorized to be quoted on, any securities exchange; or (6) causing a class of equity securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;
(xii)sell, offer or agree to sell to any Third Party, through swap or hedging transactions, derivative agreements or otherwise, any voting rights decoupled from the underlying Voting Securities;
(xiii)publicly make or publicly disclose any statement regarding any intent, purpose, plan or proposal with respect to the Board, the Company or its management,

policies, affairs or assets, or the Voting Securities or this Letter Agreement that is inconsistent with the provisions of this Letter Agreement, including any intent, purpose, plan or proposal that is conditioned on, or that would require, the waiver, amendment, nullification or invalidation of any provision of this Letter Agreement, or take any action that could require the Company to make any public disclosure relating to any such intent, purpose, plan, proposal or condition;
(xiv)acquire, offer, agree or propose to acquire, whether by purchase, tender or exchange offer, through the acquisition of control of another Person, by joining a partnership, limited partnership, syndicate or other group (including a “group” as defined pursuant to Section 13(d) of the Exchange Act), through swap or hedging transactions, or otherwise, or direct any Third Party in the acquisition of, any securities of the Company or any rights decoupled from the underlying securities of the Company that would result in your beneficially owning, controlling or otherwise having any voting interest over more than the Standstill Limit of the then issued and outstanding Voting Securities;
(xv)other than through open market broker sale transactions where the identity of the purchaser is not known or in underwritten widely dispersed public offerings, sell, offer, assign or otherwise dispose, or agree to sell, offer, assign or otherwise dispose, through swap or hedging transactions or otherwise, any securities of the Company to any Third Party that, to your knowledge, would result in such Third Party, together with its Affiliates and controlled Associates, beneficially owning, controlling or otherwise having any voting interest over more than four and nine-tenths percent (4.9%) of the then-outstanding Voting Securities (it being understood that the restrictions in this paragraph will not apply to any Third Party that is a Schedule 13G filer and is a mutual fund, pension fund, index fund or investment fund manager with no known history of activism or known plans to engage in activism); or
(xvi)enter into any agreements or understandings with any Third Party to take any action that you are prohibited from taking pursuant to this Section 3(a).
(b)Notwithstanding the foregoing, the provisions of this Section 3 shall cease to apply if, after the date hereof: (i) a Third Party enters into any agreement with the Company agreeing to acquire, in any manner, at least 50% or more of the outstanding shares of the Company’s capital stock, (ii) a Third Party enters into any agreement with the Company agreeing to acquire, in any manner, a material portion of the assets of the Company, or (iii) after the commencement of a proxy contest by a Third Party, there is elected to the Board, without the agreement of the Board as constituted immediately prior to the election, new directors comprising more than 50% of the members of the Board as constituted immediately following such election.

(c)Nothing in this Section 3 shall limit in any respect your ability to (i) communicate privately with the Board or any officers of the Company with respect to any of the actions, activities or matters restricted by this Section 3 including to make one or more confidential proposals to the Board, provided that the Board shall be under no obligation to accept any such proposal and that the party making such proposal shall not under any circumstances make any public disclosure of the making of such proposal except with the prior written consent of the Company, (ii) make any factual statement to comply with any subpoena or other legal process or respond to a request for information from any governmental authority, and (iii) tender securities in connection with an Extraordinary Transaction.
(d)For clarity and the avoidance of doubt, nothing in this Section 3 shall be deemed to limit the exercise in good faith by the First New Director of such person’s fiduciary duties in such person’s capacity as a director of the Company.
4.Support. During the Standstill Period, at each annual or special meeting of the Company’s stockholders (including any adjournments, postponements or other delays thereof) or action by written consent, you will cause all Voting Securities that are beneficially owned by you and that you have the right to vote to be (i) present for quorum purposes (if applicable) and (ii) voted or consented (1) in favor of the election of each Person recommended by the Board for election as a director; (2) against any proposals or resolutions to remove any member of the Board; and (3) in accordance with the recommendation of the Board on all other proposals or business that may be the subject of stockholder action at such meeting or action by written consent. Notwithstanding the foregoing, (i) in the event that Institutional Shareholder Services Inc. (“ISS”) or Glass Lewis & Co., LLC (“Glass Lewis”) publish voting recommendations that differ from the Board’s recommendation with respect to any proposals (other than a proposal with respect to director elections or removal), you shall be permitted to vote, or deliver consents or consent revocations with respect to any shares beneficially owned by you in accordance with such ISS or Glass Lewis recommendation; and (ii) you shall be permitted to vote in your sole discretion with respect to any Extraordinary Transaction.
5.Mutual Non-Disparagement. Neither party shall make or cause to be made any public statement that disparages, calls into disrepute, slanders, impugns, casts in a negative light or otherwise damages the reputation of the other party or any of its respective Affiliates, Associates, subsidiaries, successors or assigns, or any of its or their respective current or former officers, directors or employees, or any of its or their respective businesses, products or services; provided, however, that this Section 5 will not restrict your ability to (1) comply with any subpoena or other legal process or respond to a request for information from any governmental authority with jurisdiction over such Person or (2) enforce your rights pursuant to this Letter Agreement.
6.Public Statements; SEC Filings.

(a)     Within two (2) Business Days following the date of this Agreement, the Company shall file with the SEC a Current Report on Form 8-K setting forth a brief description of the terms of this Agreement and filing this Agreement as an exhibit thereto (the “Form 8-K”). The Company shall provide you and your representatives with a reasonable opportunity to review and comment on the Form 8-K prior to it being filed with the SEC and consider in good faith any comments of you and your representatives.
(b)    Within two (2) Business Days following the date of this Agreement, you shall file with the SEC an amendment to your Schedule 13D with respect to your beneficial ownership of Voting Securities of the Company setting forth a brief description of the terms of this Agreement and filing this Agreement as an exhibit thereto (the “Schedule 13D Amendment”). The Schedule 13D Amendment shall be consistent with the terms of this Agreement and the Form 8-K. You shall provide the Company and its representatives with a reasonable opportunity to review and comment on the Schedule 13D Amendment prior to it being filed with the SEC and consider in good faith any comments of the Company and its representatives.
(c)     Except for the filing of the Form 8-K and the Schedule 13D Amendment, neither party shall issue any press release or other public statement (including in any filing required under the Exchange Act) about the subject matter of this Agreement or the other party, except as required by law or applicable stock exchange listing rules or with the prior written consent of the other party and otherwise in accordance with this Agreement.
7.Entire Agreement. This Letter Agreement contains the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.
8.Amendments; Waivers. Any amendment or modification of the terms and conditions set forth herein or any waiver of such terms and conditions must be agreed to in a writing signed by each party.
9.Notices. All notices and other communications under this Letter Agreement must be in writing and will be deemed to have been duly delivered and received (a) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (b) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; (c) immediately upon delivery by hand; or (d) on the date sent by email (except that notice given by email will not be effective unless either (i) a duplicate copy of such email notice is promptly given by one (1) of the other methods described in this Section 9 or (ii) the receiving party delivers a written confirmation of receipt of such notice either by email or any other method described in this Section 9 (excluding “out of office” or other automated replies)). The addresses for such communications are as follows. At any time, any party may, by notice given to the other parties in accordance with this Section 9, provide updated information for notices pursuant to this Letter Agreement.

If to the Company:	with mandatory copies (which shall not constitute notice) to:

APYX Medical Corporation 5115 Ulmerton Road Clearwater, FL 33760 Attn: Charlie Goodwin Email: charlie.goodwin@apyxmedical.com	Sidley Austin LLP 1001 Page Mill Road Building 1 Palo Alto, CA 94304 Attn: Derek Zaba Leonard Wood Email: dzaba@sidley.com lwood@sidley.com and to:
Ruskin Moscou Faltischek, P.C. 1425 RXR Plaza, East Tower, 15th Floor Uniondale, NY 11556 Attn: Adam Silvers Email: asilvers@rmfpc.com

If to you:	with mandatory copies (which shall not constitute notice) to:
Mr. Stavros G. Vizirgianakis 99 Boulevard du Jardin Exotique, Monaco, 98000 Email: svizirgianakis@gmail.com	Fox Rothschild LLP City Center 33 South Sixth Street, Suite 3600 Minneapolis, MN 55402 Attn: Amy Culbert Email: aculbert@foxrothschild.com

10.Applicable Law; Jurisdiction; Etc.
(a)This Letter Agreement is governed by and will be construed in accordance with the laws of the State of Delaware. Each of the parties (i) irrevocably and unconditionally consents to the exclusive personal jurisdiction and venue of the Court of Chancery of the State of Delaware and any appellate court thereof (unless the federal courts have exclusive jurisdiction over the matter, in which case the United States District Court for the District of Delaware and any appellate court thereof will have exclusive personal jurisdiction); (ii) agrees that it will not challenge such personal jurisdiction by motion or other request for leave from any such court; (iii) agrees that it will not bring any action relating to this Letter Agreement or otherwise in any court other than the such courts; and (iv) waives any claim of improper venue or any claim that those courts are an inconvenient forum. The parties agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9 or in such other manner as may be permitted by applicable law, will be valid and sufficient service thereof.
(b)EACH OF THE PARTIES, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED UPON OR ARISING OUT OF THIS LETTER AGREEMENT OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTIONS OF ANY OF THEM. No party will seek to consolidate, by counterclaim or otherwise, any action in which a jury trial has been waived with any other action in which a jury trial cannot be or has not been waived.
11.Execution. This Letter Agreement may be executed in separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement. Any such counterpart, to the extent delivered by means of a fax machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”) shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent that such defense relates to lack of authenticity.
12.Binding Effect; Assignment. This Letter Agreement shall be binding upon and shall inure to the benefit of, and be enforceable by, the parties and their permitted successors and assigns. Notwithstanding the foregoing, neither of the parties may assign its rights or obligations under this Letter Agreement.
13.No Third-Party Beneficiaries. This Letter Agreement is solely for the benefit of the parties and is not enforceable by any other Persons.
14.Headings. The Section headings contained in this Letter Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Letter Agreement.

15.Construction. This Letter Agreement shall not be construed for or against any party to this Letter Agreement because that party or its legal representative drafted all or any part of this Letter Agreement.
16.Specific Performance. Each party acknowledges and agrees that money damages would not be a sufficient remedy for any breach (or threatened breach) of this Letter Agreement by it and that, in the event of any breach or threatened breach of this Letter Agreement, (a) the party seeking specific performance will be entitled to seek injunctive and other equitable relief, without proof of actual damages; (b) the party against whom specific performance is sought will not plead in defense that there would be an adequate remedy at law; and (c) the party against whom specific performance is sought agrees to waive any applicable right or requirement that a bond be posted. Such remedies will not be the exclusive remedies for a breach of this Letter Agreement and will be in addition to all other remedies available at law or in equity. If a party institutes any legal suit, action or proceeding against the other party to enforce this Letter Agreement (or obtain any other remedy regarding any breach of this Letter Agreement) or arising out of or relating to this Letter Agreement, including contract, equity, tort, fraud and statutory claims, the prevailing party in the suit, action or proceeding is entitled to receive, and the non-prevailing party will pay, in addition to all other remedies to which the prevailing party may be entitled, the reasonable and documented costs and expenses incurred by the prevailing party in conducting the suit, action or proceeding, including actual attorneys’ fees and expenses, even if not recoverable by law.
17.Severability. If any provision of this Letter Agreement is held invalid or unenforceable by any court of competent jurisdiction, then the other provisions of this Letter Agreement will remain in full force and effect. Any provision of this Letter Agreement that is held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable, and this Letter Agreement will otherwise be construed so as to effectuate the original intention of the parties reflected in this Letter Agreement. The parties further agree to replace such invalid or unenforceable provision of this Letter Agreement with a valid and enforceable provision that will achieve, to the extent possible, the purposes of such invalid or unenforceable provision.
18.Expenses. The Company shall reimburse you for documented out-of-pocket costs, fees, and expenses (including attorney’s fees and other legal expenses) incurred by you in connection with your proposed nomination as a director of the Company and the negotiation and execution of this Agreement; provided, however, that such reimbursement shall not exceed $30,000 in the aggregate.
Kindly evidence your agreement with the foregoing by signing this Letter Agreement where indicated below.
[Signature Page Follows]

Sincerely,
APYX MEDICAL CORPORATION

By:    /s/ Charlie Goodwin
Name: Charlie Goodwin
Title: Chief Executive Officer

ACCEPTED AND AGREED TO AS OF THE DATE
FIRST SET FORTH ABOVE:

/s/ Stavros G. Vizirgianakis
Stavros G. Vizirgianakis

[Signature Page to Letter Agreement]

Exhibit A
Definitions
“Affiliate” has the meaning set forth in Rule 12b-2 promulgated under the Exchange Act and will include Persons who become Affiliates of any Person after the date of this Letter Agreement.
“Associate” has the meaning set forth in Rule 12b-2 promulgated under the Exchange Act and will include Persons who become Associates of any Person after the date of this Letter Agreement.
“beneficial ownership,” “beneficially owning” and “beneficially owned” has the meaning set forth in Rule 13d-3 and Rule 13d-5(b)(1) promulgated under the Exchange Act.
“Business Day” means any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is closed.
“Common Stock” means the common stock of the Company, par value $0.001 per share.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Nasdaq” means The Nasdaq Stock Market.
“Net Long Shares” will be limited to the number of shares of the Common Stock that are beneficially owned by any Person that constitute such Person’s net long position as defined in Rule 14e-4 promulgated under the Exchange Act.
“Person” will be interpreted broadly to include, among others, any individual, general or limited partnership, corporation, limited liability or unlimited liability company, joint venture, estate, trust, group, association or other entity of any kind or structure.
“Voting Securities” means the shares of the Company’s capital stock and any other securities of the Company entitled to vote in the election of directors, or securities convertible into, or exercisable or exchangeable for, such shares or other securities, whether or not subject to the passage of time or other contingencies.

Exhibit A